UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 26, 2017
(Date of earliest event reported)

Yuma Energy, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-37932	94-0787340
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 West Loop South, Suite 1825
Houston, Texas 77027
(Address of principal executive offices) (Zip Code)

(713) 968-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2017, the Board of Directors (the “Board”) of Yuma Energy, Inc. (the “Company”) unanimously adopted a resolution to not fill the vacancy on the Board from the prior resignation of Stuart E. Davies as a director and to reduce the size of the Board from seven to six directors. In order to achieve a more equal balance of membership among the three classes of directors as required by the Company’s amended and restated certificate of incorporation, the Board requested that one of the Class III directors with a term expiring at the 2019 annual meeting of stockholders move to a Class I director with a term expiring at the 2017 annual meeting of stockholders. Accordingly, on April 26, 2017, Richard K. Stoneburner resigned as a Class III director and Chairman of the Board with a term expiring at the 2019 annual meeting of stockholders and was immediately appointed to the Board as a Class I director and to Chairman of the Board with a term expiring at the 2017 annual meeting of stockholders. The resignation and reappointment of Mr. Stoneburner was effected solely to rebalance the Board classes and was not due to any disagreement with the Board, the Company or its management on any matter relating to the Company’s operations, policies or practices. For all other purposes, including vesting and other compensation matters, Mr. Stoneburner’s service on the Board is deemed to have continued uninterrupted. Mr. Stoneburner will continue to serve on the Company’s Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUMA ENERGY, INC.

	By:	/s/ Sam L. Banks
	Name:	Sam L. Banks
Date: May 1, 2017	Title:	Chief Executive Officer